As filed with the Securities and Exchange Commission on May 5, 2023
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMERCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Missouri	43-0889454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Walnut Kansas City, Missouri	64106
(Address of Principal Executive Offices)	(Zip Code)

Commerce Bancshares, Inc. Equity Incentive Plan
(Full title of the plan)

Paul A. Steiner
Controller
1000 Walnut
Kansas City, Missouri 64106
(Name and address of agent for service)

(816) 234-2000
(Telephone number, including area code, of agent for service)

Copies to:
Margaret Rowe
Commerce Bancshares, Inc.
1000 Walnut
Kansas City, Missouri 64106
(816) 234-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Incorporation by Reference.  This Registration Statement is filed pursuant to General Instruction E to Form S-8.  The contents of the Registration Statements on Form S-8 (File No. 333-186867 and 333-188374) are incorporated herein by reference and made a part hereof.

Registration of Additional Shares of Common Stock Under the Plans.  This Registration Statement on Form S-8 is filed by the Commerce Bancshares, Inc., a Missouri corporation (the “Company” or “Registrant”), to register an additional 4,686,671 shares of Common Stock, par value $5.00 per share, of the Company.  These additional registered shares of Common Stock may be awarded under the Equity Incentive Plan pursuant to the amendment and restatement of such plan authorized by the Board of Directors of the Company and approved by shareholders on April 19, 2023.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Company incorporates by reference in this Registration Statement the following:

(i)
the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange ("SEC") Commission on February 22, 2023, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 4, 2023;

(ii)
the Company’s Current Reports on Form 8-K filed on February 7, 2023 and April 25, 2023 (in each case, excluding any portions of the current reports, exhibits thereto or information therein that are “furnished” to the SEC);

(iii)
the description of the Company’s common stock, $5.00 par value per share, contained in the Company’s Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating that description.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

5.1*	Opinion of Husch Blackwell LLP, regarding the legality of the securities to be offered hereby.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Husch Blackwell LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page of Registration Statement).

99.1	Commerce Bancshares, Inc. Equity Incentive Plan amended and restated as of April 19, 2023. (Incorporated by reference from the Company’s Current Report on Form 8-K, filed on April 25, 2023.)

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 5, 2023.

Commerce Bancshares, Inc.

By:	/s/ Margaret M. Rowe
Margaret M. Rowe
Vice President & Secretary

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Margaret M. Rowe and Paul A. Steiner or any of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on May 5, 2023.

Signature	Title

/s/ John W. Kemper	President,
John W. Kemper	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Charles G. Kim
Charles G. Kim	Chief Financial Officer (Principal Financial Officer)
/s/ Paul A. Steiner
Paul A. Steiner	Controller (Principal Accounting Officer)
/s/ David W. Kemper
David W. Kemper	Director

/s/ Terry D. Bassham
Terry D. Bassham	Director

/s/ Blackford F. Brauer
Blackford F. Brauer	Director

/s/ Earl H. Devanny, III
Earl H. Devanny, III	Director

/s/ W. Kyle Chapman
W. Kyle Chapman	Director

/s/ Karen L. Daniel
Karen L. Daniel	Director

Signature	Title

/s/ Jonathan M. Kemper
Jonathan M. Kemper	Director

/s/ June McAllister Fowler
June McAllister Fowler	Director

/s/ Benjamin F. Rassieur, III
Benjamin F. Rassieur, III	Director

/s/ Todd R. Schnuck
Todd R. Schnuck	Director

/s/ Christine B. Taylor
Christine B. Taylor	Director

/s/ Kimberly G. Walker
Kimberly G. Walker	Director